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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                        STATE AUTO FINANCIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
STATE AUTO FINANCIAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the "Company") will be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Thursday, May 27, 1999, at 10:00 A.M., EDST, for the following purposes:

          1. To elect three Class II directors, each to hold office for a three-year term and until a successor is elected and qualified; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 15, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                          By Order of the Board of Directors

                                          JOHN R. LOWTHER
                                          Secretary

Dated: April 26, 1999

                        STATE AUTO FINANCIAL CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the "Company") to be used at its Annual Meeting of Shareholders to be held May 27, 1999 (the "Annual Meeting"). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 26, 1999.

     The close of business on April 15, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 42,057,917 of the Company's Common Shares, without par value. Each Common Share is entitled to one vote.

                             ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting. The three incumbent directors in Class II have been nominated for re-election.

     At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class II directors, each to hold office until the 2002 annual meeting of shareholders and until a successor is elected and qualified. There is no cumulative voting in the election of directors, and the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted in determining the votes cast in the election of directors and will not have a positive or negative effect on the election. In the event that any nominee named in the table as a Class II director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

     Set forth below is information about each of the Class II director nominees:

                           CLASS II DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2002)

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
      NOMINEE/DIRECTOR                        PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY       OF APRIL 15,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1999(2)(3)       CLASS
      ----------------        ------          -----------------------          --------      ---------------    -----
Robert L. Bailey(4).........    65     Chairman of the Board of the Company      1991           560,705          1.3%
Chairman of the                        (3/93 to present) and its wholly
Board and Chief                        owned affiliates State Auto Property
Executive Officer                      and Casualty Insurance Company
                                       ("State Auto P&C"), (3/93 to
                                       present), Milbank Insurance Company
                                       ("Milbank") (8/93 to present), State
                                       Auto National Insurance Company
                                       ("National") (10/91 to present), and
                                       of State Automobile Mutual Insurance
                                       Company ("Mutual"), owner of 69% of
                                       the Company's Common Shares (3/93 to
                                       present); Chief Executive Officer of
                                       each of the Company, State Auto P&C,
                                       Milbank, National and Mutual for more
                                       than 5 years; President of the
                                       Company, State Auto P&C, and Mutual
                                       for more than 5 years prior to 5/96
                                       and of National from 10/91 to 5/96
                                       and of Milbank from 8/93 to 5/96.

William J. Lhota............    59     Executive Vice President, American        1994            24,000            *
Director                               Electric Power ("AEP"), an investor-
                                       owned electric utility, and President
                                       and Chief Operating Officer,
                                       Appalachian Power Company, Columbus
                                       Southern Power Company, Indiana
                                       Michigan Power Company, Kentucky
                                       Power Company, Kingsport Power
                                       Company, Ohio Power Company and
                                       Wheeling Power Company, all of which
                                       are subsidiaries of AEP, 1/96 to
                                       present; Executive Vice President,
                                       American Electric Power Service
                                       Corporation, 7/93 to 1/96. Mr. Lhota
                                       is also a director of Huntington
                                       Bancshares, Inc., a bank holding
                                       company, and AEP Generating Company,
                                       Appalachian Power Company, Columbus
                                       Southern Power Company, Indiana
                                       Michigan Power Company, Kentucky
                                       Power Company, and Ohio Power
                                       Company.

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
      NOMINEE/DIRECTOR                        PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY       OF APRIL 15,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1999(2)(3)       CLASS
      ----------------        ------          -----------------------          --------      ---------------    -----
David J. D'Antoni(5)........    54     Senior Vice President, Ashland, Inc.;     1995            44,000            *
Director                               Group Operating Officer, Ashland
                                       Distribution and Specialty Chemical
                                       Group, a division of Ashland, Inc.,
                                       3/99 to present; President, Ashland
                                       Chemical, a division of Ashland,
                                       Inc., 7/88 to 3/99. Ashland, Inc. is
                                       involved in the chemical
                                       manufacturing and chemical and
                                       plastics distribution business.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2000)

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
          DIRECTOR                            PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY       OF APRIL 15,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1999(2)(3)       CLASS
      ---------------         ------          -----------------------          --------      ---------------    -----
Urlin G. Harris, Jr.........    62     Retired effective 4/1/97 as an            1991           161,758            *
Director                               officer of the Company, State Auto
                                       P&C, Milbank, National and Mutual;
                                       Executive Vice President of the
                                       Company, State Auto P&C, Milbank,
                                       National and Mutual 11/93 to 3/31/97.

David L. Bickelhaupt(6).....    69     Professor Emeritus, The Ohio State        1991            25,320            *
Director                               University, Fisher College of
                                       Business, where he taught for more
                                       than five years. Principal of David
                                       L. Bickelhaupt, Inc., a writing and
                                       consulting business.

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
          DIRECTOR                            PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY       OF APRIL 15,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1999(2)(3)       CLASS
      ---------------         ------          -----------------------          --------      ---------------    -----
George R. Manser(7).........    68     Director of Corporate Finance,            1991            69,550            *
Director                               Uniglobe Travel USA, a travel agency
                                       franchisor, 3/97 to present; Chairman
                                       of the Board, Uniglobe Travel
                                       (Capital Cities) Inc., a travel
                                       agency franchisor, for more than five
                                       years prior to 3/97; Advisory
                                       director to J.C. Bradford & Co., 8/94
                                       to present; Mr. Manser is also a
                                       director of Cardinal Health, Inc., a
                                       healthcare service provider,
                                       AmeriLink Corporation, a
                                       telecommunications business, Hallmark
                                       Financial Services, Inc., a
                                       nonstandard, Texas only, auto
                                       insurer, and Checkfree Corporation, a
                                       business facilitating electronic
                                       commerce. Prior to 7/94, Mr. Manser
                                       was also Chairman of North American
                                       National Corporation.

                               CLASS I DIRECTORS
                            (TERMS EXPIRING IN 2001)

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
          DIRECTOR                            PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY       OF APRIL 15,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1999(2)(3)       CLASS
      ---------------         ------          -----------------------          --------      ---------------    -----
John R. Lowther(8)..........    48     Vice President, Secretary and General     1991            88,739            *
Vice President,                        Counsel of the Company, State Auto
Secretary and                          P&C, Milbank, National and Mutual for
General Counsel                        more than five years.

Paul W. Huesman(9)..........    63     President, Huesman-Schmid Insurance       1991            60,612            *
Director                               Agency, Inc., an insurance agency,
                                       for more than five years.

Robert H. Moone(10).........    55     President of the Company, State Auto      1998           181,694            *
President                              P&C, Milbank, National and Mutual
                                       5/96 to present; Executive Vice
                                       President of the Company, State Auto
                                       P&C, Milbank, National and Mutual
                                       11/93 to 5/96.

---------------

* Less than one (1%) percent.

(1)  Ages shown are as of the date of the Annual Meeting.

(2) Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of April 15, 1999. The Common Shares have been adjusted to reflect a two-for-one common stock split effective July 8, 1998.

(3) The amount reported includes Common Shares attributable to options granted under the 1991 Stock Option Plan for Messrs. Bailey (346,014), Moone (120,680) and Lowther (59,500) and Common Shares attributable to options granted under the 1991 Directors' Stock Option Plan for Messrs. Lhota (10,000), D'Antoni (10,000), Bickelhaupt (21,200), Manser (22,000) and
     Huesman (22,000). Mr. Harris' shares owned include 102,200 Common Shares attributable to options granted under the 1991 Stock Option Plan to Mr. Harris while he was employed by the Company and options for 4,000 Common Shares granted under the 1991 Director's Stock Option Plan since he retired from active service to the Company.

(4) Includes 67,150 Common Shares held by Bailey Enterprises, a family partnership of which Mr. Bailey is a member. Mr. Bailey exercises voting power and investment power as to the Common Shares owned by Bailey Enterprises. This also includes 41,360 Common Shares attributable to options granted to Mr. Bailey under the 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, and 48,790 Common Shares owned by Mrs. Bailey. Mr. Bailey disclaims beneficial ownership of these Common Shares.

(5) Includes 12,000 Common Shares owned by Mrs. D'Antoni, as to which Mr. D'Antoni disclaims beneficial ownership.

(6) Includes 320 Common Shares owned by Mrs. Bickelhaupt, as to which Dr. Bickelhaupt disclaims beneficial ownership.

(7) Includes 9,000 Common Shares owned by Mrs. Manser, as to which Mr. Manser disclaims beneficial ownership.

(8) Includes 26,750 Common Shares attributable to options granted to Mr. Lowther under the 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, and 2,000 Common Shares attributable to options granted under the 1991 Stock Option Plan, which he assigned pursuant to the 1991 Stock Option Plan to trusts maintained for the benefit of his children. Mr. Lowther disclaims beneficial ownership of these Common Shares.

(9) Includes 2,820 Common Shares owned by Mrs. Huesman, as to which Mr. Huesman disclaims beneficial ownership, 12,030 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Profit Sharing Plan and 14,548 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Defined Benefit Pension Plan. Mr. Huesman shares voting and investment power with the other trustee of these plans with respect to these Common Shares.

(10) Includes 82,935 Common Shares attributable to options granted to Mr. Moone under the 1991 Stock Option Plan which he assigned to the Anna Moone Living Trust (Anna Moone and Robert H. Moone, co-trustees) pursuant to the terms of the 1991 Stock Option Plan. Mr. Moone disclaims beneficial ownership of these Common Shares.

     In addition to the Common Shares owned beneficially by Messrs. Bailey and Moone, as set forth above, Gary L. Huber, Michael F. Dodd and Steven J. Johnston, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 17,257 Common Shares, 113,151 Common Shares, and 54,837 Common Shares, respectively, of the Company as of April 15, 1999, each of which represents less than 1% of the Company's outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of April 15, 1999, granted under the 1991 Stock Option Plan in the amounts of 10,500, 81,600, and 40,700 for Messrs. Huber, Dodd and Johnston, respectively. These persons and/or their spouses have sole voting and investment power with respect to all

Common Shares beneficially owned by them. As of April 15, 1999, all directors and executive officers of the Company as a group (20 persons) owned beneficially 1,895,415 (4.5%) Common Shares of the Company, which included options for 1,158,544 Common Shares.

     In addition to the Common Shares of the Company owned beneficially by Messrs. Bailey, Harris, Lowther, Moone and Johnston, as described above, on the record date of the Annual Meeting, each of these individuals beneficially owned and exercised sole voting and investment power as to the following number of shares of common stock of Strategic Insurance Software, Inc., a majority-owned (82.7%) subsidiary of the Company engaged in the software business:

                                                            COMMON SHARES
                                                             BENEFICIALLY
                                                             OWNED AS OF
                 NAME OF BENEFICIAL OWNER                   APRIL 15, 1999    % OF CLASS
                 ------------------------                   --------------    ----------
Robert L. Bailey..........................................   40,000 Shares       1.7%
Urlin G. Harris, Jr.......................................   40,000 Shares       1.7%
Robert H. Moone...........................................   30,000 Shares       1.3%
Steven J. Johnston........................................   30,000 Shares       1.3%
John R. Lowther...........................................   20,000 Shares        *

---------------

* Less than one percent

     As of April 15, 1999, all directors and executive officers of the Company, as a group (20 persons), owned 170,000 (7.4%) shares of common stock of Strategic Insurance Software, Inc.

            MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the fiscal year ended December 31, 1998, the Company's Board of Directors held four meetings. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he served.

     The Board has an Audit Committee charged with several responsibilities, including: 1) reviewing the Company's accounting functions, operations, and management; 2) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company; 3) meeting and consulting with the Company's independent auditors and with the Company's financial and accounting personnel concerning the foregoing matters; 4) reviewing with the Company's independent auditors the scope of their audit of the Company and the results of their examination of its financial statements; and 5) considering the selection and recommending to the Board of Directors a firm of certified public accountants to be appointed as the independent auditors of the Company for its then current fiscal year. Present members are David L. Bickelhaupt, Urlin G. Harris, Jr., and George R. Manser. The Audit Committee held two meetings during the Company's fiscal year ended December 31, 1998.

     The Board also has a 1991 Stock Option Plan Committee (the "Options Committee") charged with the responsibility of administering the Company's 1991 Stock Option Plan. Present members of such committee, who also serve as the Executive Compensation Committee, are David J. D'Antoni, William J. Lhota and George R. Manser. See Executive Compensation Committee and Options Committee Report for a discussion of the responsibilities of the Company's Executive Compensation Committee. The Executive Compensation

Committee and Options Committee held two meetings during the Company's fiscal year ended December 31, 1998. The Board has no standing nominating committee or committee performing similar functions.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not also officers of the Company receive from the Company an annual fee of $20,000, plus travel expenses incurred in attending directors meetings, and a fee of $500, plus travel expenses, for each committee meeting attended. Directors may defer all or a portion of these fees under the Company's deferred compensation plan for directors. In addition, directors of the Company who are not full-time employees of the Company or its parent or subsidiary corporations receive stock options pursuant to the 1991 Directors' Stock Option Plan. Under this plan, promptly following each annual meeting of shareholders of the Company, each eligible director is granted a non-qualified option to purchase 1,000 Common Shares of the Company at the fair market value of such shares on the last trading day prior to the annual meeting immediately preceding the date of grant. Options are immediately exercisable in whole or in part and must be exercised within ten years of the date of grant. Each Director's compliance with the Stock Ownership Guidelines is a condition to eligibility for receipt of options. (See "Executive Compensation Committee Report" below).

                       COMPENSATION OF EXECUTIVE OFFICERS

     Pursuant to a Management Agreement among Mutual, the Company and State Auto P&C, Milbank and National, all wholly owned subsidiaries of the Company, and other affiliated companies, the executive officers of the Company, State Auto P&C, Milbank and National are employees of State Auto P&C and the Company rather than Mutual, while Mutual acts as the common paymaster. The costs and expenses associated with these employees of State Auto P&C and the Company are reimbursed to Mutual, as paymaster, in accordance with the terms of the Management Agreement. (See "Certain Transactions" below).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Set forth below is information concerning the compensation paid or accrued by, or reimbursed to, Mutual for the Company's fiscal years ended December 31, 1998, 1997, and 1996, to the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   -------------
                                                                    SECURITIES
                                           ANNUAL COMPENSATION      UNDERLYING
                                          ---------------------       OPTIONS          ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY(1)    BONUS(2)    GRANTED(3)(4)    COMPENSATION(5)
  ---------------------------     ----    ---------    --------    -------------    ---------------
Robert L. Bailey................  1998    $425,000     $260,579       28,000            $15,893
  Chairman and                    1997    $396,815     $298,604          -0-            $14,206
  Chief Executive Officer         1996    $374,000     $193,688       50,000            $13,845
Robert H. Moone.................  1998    $270,000     $ 94,507       16,000            $10,280
  President and                   1997    $250,002     $119,600          -0-            $ 9,579
  Chief Operating Officer         1996    $208,203     $ 45,338       26,880            $ 8,117
Gary L. Huber(6)................  1998    $164,708     $ 52,167        6,000            $ 5,764
  Vice President                  1997    $101,539     $ 24,438        9,000            $ 3,015
Michael F. Dodd.................  1998    $157,908     $ 26,214        6,000            $ 6,642
  Senior Vice President           1997    $153,309     $ 21,953          -0-            $ 6,317
                                  1996    $148,125     $  2,769        9,000            $ 6,207
Steven J. Johnston..............  1998    $153,148     $ 47,234        6,000            $ 5,597
  Vice President, Treasurer and   1997    $138,502     $ 60,821          -0-            $ 5,223
  Chief Financial Officer         1996    $115,619     $  2,116        9,000            $ 4,283

---------------

(1) Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the "CAP") and the Non-Qualified Incentive Deferred Compensation Plan (the "Deferred Compensation Plan"). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) ("ERISA") and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with his employer whereby the participant's salary will be reduced by a whole percentage from 1% to 16%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee's salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote (5), below), are invested by Mutual in a variety of investment options made available to participants in the Deferred Compensation Plan, pursuant to the terms of such plan.

(2) The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the "QPB"). Under the QPB for 1998, quarterly bonuses are paid to employees who have completed two full calendar quarters of service if the direct statutory combined ratio for such quarter was 101% or less for all combined affiliated insurers (see "Certain Transactions"). As of January 1, 1999, the quarterly combined ratio for purposes of QPB qualification was changed to 100%.

    Also included in this column are special incentive bonuses earned in 1998 under special incentive bonus plans put into place for Messrs. Huber and Johnston by the President. The Executive Compensation Committee also had in place special incentive bonus plans for Messrs. Bailey and Moone in 1998 and the two prior years. The bonus shown for Mr. Moone reflects this special bonus. Mr. Bailey's bonus for 1997 includes all of the special bonus earned in 1997 which was paid in 1998, and all of the special bonus earned in 1998 to be paid in 1999 (see "Executive Compensation Committee Report").

(3) In 1998 and 1996, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the 1991 Stock Option Plan, all of which were non-qualified stock options except one-half of the options granted to Mr. Moone and Mr. Johnston, which were incentive stock options. Stock options were not generally granted in 1997, except that Mr. Huber was granted 9,000 options in 1997 as a condition of his employment.

(4) Adjusted to reflect a two-for-one common stock split effective in July 1998.

(5) The amounts appearing in this column represent the Company's contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of Mutual and its subsidiaries. A participant's share of the matching contribution equals 75% of his salary reduction contributions up to 2% of compensation, plus 50% of his salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his own salary reduction contributions, the rights of a participant to amounts credited to his account as matching contributions vest as follows: (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has five or more years of service with Mutual and its subsidiaries, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 1998 for the officer indicated: Mr. Bailey -- $5,600; Mr. Moone -- $5,600; Mr. Huber -- $5,764; Mr.
    Dodd -- $5,526; and Mr. Johnston -- $5,360. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee's salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company's contribution to the Deferred Compensation Plan for 1998: Mr.
    Bailey -- $9,275 and Mr. Moone -- $3,850. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above, from Investors Life Insurance Company of Indiana ("Investors Life"), the successor to State Auto Life Insurance Company ("State Auto Life"), then a wholly-owned subsidiary of Mutual, which was sold and merged with and into Investors Life in July 1997. The following amounts represent the premiums paid for whole life insurance for 1998: Mr. Bailey -- $1,018; Mr. Moone -- $830; Mr. Dodd -- $1,116; and Mr. Johnston -- $237.

(6) Mr. Huber's employment with the Company commenced in May 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the number of options granted in 1998 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

                                         INDIVIDUAL GRANTS
                       ------------------------------------------------------      POTENTIAL          POTENTIAL
                                       % OF TOTAL                               REALIZABLE VALUE   REALIZABLE VALUE
                                        OPTIONS                                    AT ASSUMED         AT ASSUMED
                         NUMBER OF      GRANTED                                 ANNUAL RATES OF    ANNUAL RATES OF
                        SECURITIES         TO         EXERCISE                    STOCK PRICE        STOCK PRICE
                        UNDERLYING     EMPLOYEES      OR BASE                   APPRECIATION FOR   APPRECIATION FOR
                          OPTIONS      IN FISCAL       PRICE       EXPIRATION     OPTION TERM        OPTION TERM
        NAME           GRANTED(1)(2)      YEAR      ($/SH)(2)(3)      DATE         5%($) (4)          10%($) (4)
        ----           -------------   ----------   ------------   ----------   ----------------   ----------------
Robert L. Bailey.....     28,000          8.26%        17.00       02/12/2008       $299,354           $758,621
Robert H. Moone......     16,000          4.72%        17.00       02/12/2008       $171,059           $433,498
Gary L. Huber........      6,000          1.77%        17.00       02/12/2008       $ 64,147           $162,562
Steven J. Johnston...      6,000          1.77%        17.00       02/12/2008       $ 64,147           $162,562
Michael F. Dodd......      6,000          1.77%        17.00       02/12/2008       $ 64,147           $162,562

---------------

(1) Options were granted on February 13, 1998. Each option is fully exercisable after a one-year vesting period expires, so long as employment with the Company or its subsidiaries or its parent continues. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

(2) Adjusted to reflect a two-for-one common stock split effective in July 1998.

(3) The option exercise price is the closing price of the Company's shares on the NASDAQ National Market System on the day of the grant.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth stock option exercises during 1998 by the executive officers named in the Summary Compensation Table and shows the number of Common Shares represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options (exercisable and non-exercisable) held by each of the named executive officers as of December 31, 1998.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING         VALUE OF UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT              OPTIONS AT
                            SHARES ACQUIRED                           FY-END(#)               FY-END($)
                                  ON               VALUE             EXERCISABLE/            EXERCISABLE/
           NAME               EXERCISE(#)      REALIZED($)(1)      UNEXERCISABLE(2)        UNEXERCISABLE(3)
           ----             ---------------    --------------    --------------------    --------------------
Robert L. Bailey..........      12,500            $118,750          354,000/28,000           $2,779,512/0
Robert H. Moone(4)........       3,900            $39,000           106,680/16,000            $782,836/0
Gary L. Huber.............       4,500            $10,969            4,500/6,000              $13,781/0
Michael F. Dodd...........         0                 0               75,600/6,000             $594,522/0
Steven J. Johnston........       1,000             $7,517            34,700/6,000             $235,426/0

---------------

(1) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive officer.

(2) The number of securities underlying exercisable options was adjusted to reflect a two-for-one common stock split effective in July 1998.

(3) The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company's Common Shares as of December 31, 1998 ($12.375), based on the closing price of the Company's Common shares on the NASDAQ National Market System on that date, the last trading day of 1998. The exercise price for exercisable options was adjusted to reflect a two-for-one common stock split distributed in July 1998.

(4) One-half of the options indicated as exercisable at fiscal year end have been assigned to the living trust of Mr. Moone's spouse of which he is the co-trustee.

EMPLOYEES' RETIREMENT PLAN

     The executive officers named in the Summary Compensation Table, as well as substantially all employees of Mutual and its subsidiaries, are eligible to participate in the State Auto Insurance Companies' Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

     In addition, the executive officers named in the Summary Compensation table benefit from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is intended to offset the impact of the Code's and ERISA's limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of Mutual.

     The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

   ANNUAL     ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------
COMPENSATION  15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------  --------   --------   --------   --------   --------
  $125,000    $43,067    $ 56,589   $ 70,112   $ 83,634   $ 97,099
  $150,000    $51,771    $ 68,192   $ 84,614   $101,036   $117,388
  $175,000    $56,426    $ 75,747   $ 95,068   $114,390   $133,643
  $200,000    $62,273    $ 84,494   $106,715   $128,935   $151,086
  $225,000    $68,120    $ 93,241   $118,361   $143,481   $168,529
  $250,000    $72,568    $ 99,894   $127,220   $154,546   $181,797
  $300,000    $72,568    $107,622   $127,220   $154,546   $181,797
  $400,000    $72,568    $134,457   $147,932   $161,406   $191,730
  $450,000    $72,568    $147,875   $163,034   $178,191   $212,438
  $500,000    $72,568    $161,292   $178,136   $194,979   $233,145

Note: The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to the Internal Revenue Code. Benefit amounts are based on the straight life annuity and are not subject to offset by Social Security.

     Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 1998, the years of credited service to the nearest whole year and annual average compensation for each of the individuals named in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

               NAME OF                      YEARS OF           CURRENT ANNUAL AVERAGE COMPENSATION
              INDIVIDUAL                CREDITED SERVICE         FOR PURPOSES OF RETIREMENT PLAN
              ----------                ----------------       -----------------------------------
Robert L. Bailey......................     27                               $160,000
Robert H. Moone.......................     28                               $160,000
Gary L. Huber.........................      2                               $160,000
Michael F. Dodd.......................     37                               $157,908
Steven J. Johnston....................     13                               $147,613

                              EMPLOYMENT CONTRACT

     In November 1995, the Company's Board of Directors approved an employment agreement with Robert L. Bailey, Chairman and CEO of the Company, State Auto P&C, and Mutual and the Company's other principal operating affiliates and subsidiaries. Pursuant to this Agreement, the Company agreed to employ Mr. Bailey until December 31, 2000, with an optional two year renewal with mutual consent, at such compensation as may be determined by the Executive Compensation Committee. Under the contract, Mr. Bailey shall be entitled to fringe benefits available to other officers of State Auto, including, as applicable, those made available to employees age 65 or older. Under the contract, Mr. Bailey is entitled to receive a special supplemental retirement benefit equal to 60% of his highest salary during the term of the agreement less sums payable to Mr. Bailey as of his retirement date under the Retirement Plan calculated on the basis of a straight life annuity, provided that the special supplemental retirement benefit shall not be less than $100,000 annually for the remainder of his life following his retirement.

     No other employee of the Company has an employment agreement.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee currently consists of the following three members of the Company's Board of Directors: David J. D'Antoni, William J. Lhota, and George R. Manser who also make up the Options Committee. None of the members of the Executive Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of Mutual. Also, no executive officer of the Company served during 1998 as a member of a compensation committee or as a director of any entity of which any of the Company's Executive Compensation Committee members served as an executive officer.

         EXECUTIVE COMPENSATION COMMITTEE AND OPTIONS COMMITTEE REPORT

     The following is the report of the Executive Compensation Committee and the Options Committee, whose members are identified below, with respect to compensation reported for 1998 as reflected in the compensation tables above.

     Pursuant to the Management Agreement, the Chief Executive Officer and the other named executive officers are employees of State Auto P&C. The Company's Executive Compensation Committee determines the compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer, while Mr. Robert Moone, as President of the Company, State Auto P & C and Mutual, is responsible for administering the base salary component of the cash compensation paid to the other named executive officers, all of whom reported to him in 1998. Mr. Moone also makes recommendations to the Chairman and Chief Executive Officer with respect to incentive bonuses for certain of the named executive officers.

     The Executive Compensation Committee's policies as to base salary of the Chief Executive Officer, which the President utilized in determining the salaries of the named executive officers, and the Options Committee's policies as to stock options are as follows:

     The compensation policies applied by the President in setting base salaries earned by the named executive officers in 1998 mirror those applied in the Company at large. This compensation system is intended to reward individuals based on their performance, to encourage a focus on underwriting profit, to provide for competitive levels of compensation necessary to attract and retain executive officers, and to create an understanding of the importance of achieving company-wide goals over the long term. The Options Committee grants options on a periodic basis as an additional, long-term inducement to the executive officers to improve the Company's performance and enhance the value of the Company's Common Shares.

     For 1998, compensation for the named executive officers, other than the Chief Executive Officer, had three components as to which discretion is exercised: annual base salary, stock options and incentive bonus arrangements. The President reviews the three named executive officers' base salary approximately every 12 months. Merit raises granted each year reflect the President's assessment of the individual officer's performance in achieving division-wide goals set at the beginning of the year. The overall performance of the Company's operating units is also considered. In individual cases, raises may also reflect a named executive officer's assumption of additional duties and responsibilities. Annual salary reviews also reflect the fact that certain of the named executive officers had an opportunity to earn an additional incentive bonus for superior performance.

     The Executive Compensation Committee and Options Committee believe that stock options and individual stock purchases by executive officers create a mutuality of interest between the shareholders and management. This is believed to be desirable and in the best interests of the shareholders as it focuses management's attention on the importance of long term appreciation in the price of the Company's Common Shares. In that regard, as of December 31, 1996, the Options Committee imposed stock ownership guidelines on the Chief Executive Officer, the President, the other named executive officers, and all other option recipients under the 1991 Stock Option Plan and the 1991 Directors Stock Option Plan. Compliance with these guidelines, which require optionees under the 1991 Stock Option Plan to own Common Shares of the Company equal to percentages of base salary depending on the person's position within the Company, and optionees under the 1991 Director's Stock Option Plan to own Common Shares with a value equal to at least three times their annual director's fee. These guidelines are intended to be a condition precedent to receipt of future option grants. All optionees have five years to reach their required level of ownership, but each year, optionees who are not currently in compliance are expected to make proportional progress toward their respective goal. Every named executive officer met the stock ownership requirements imposed by the Stock Ownership Guidelines for 1998.

     Options were awarded in February 1998. These options were based on the same formula as was used for the grants made in August 1996. The number of options granted depended on the relationship of the estimated value of underlying shares to be granted as options to a percentage of the salary level applicable to each tier of option grants. In applying this formula, the Committee agreed to fix the value of the underlying shares at the 30-day average of the closing price of the Company's Common Shares prior to the grant date, which amount was $15.82.

     The Committee determined that the top three tiers of option grants, which affected the CEO and the President should reflect 100% of the base salary for the CEO, 90% of base salary for the second tier (the President) and 80% of the base salary for the third tier (an executive vice president position not currently filled). The Committee also determined that the fourth tier of option grants, which affected the three other named executive officers, should be set at 60% of average salary ($110,000). The Option Committee also determined that within each tier, each recipient in that tier would receive an equal number of options notwithstanding salary differences. In addition, the Options Committee rounded up in performing the calculations to maintain what it deemed an appropriate spread between the different tiers in terms of the number of options granted to those in each tier.

     The Committee has, in the past, had a practice of granting options about every 18 months, but in 1998 it contemplated altering that practice pending a consultant's review of the entire executive compensation program. That review was not completed in time to affect 1998 compensation.

     There are two forms of cash bonus available to certain of the named executive officers. The Company's QPB is intended to provide a more short-term incentive to the employees to generate underwriting profits on a quarterly basis. Under the QPB in 1998, quarterly bonuses are paid to all employees who have completed two full calendar quarters of service if the insurance affiliates of the Company had a direct statutory combined ratio for such quarter of 101% or less (see "Certain Transactions"). As of January 1, 1999, the quarterly combined ratio for purposes of QPB qualification was changed to 100%.

     In addition, with the concurrence of the Chairman and Chief Executive Officer, Mr. Moone developed individualized incentive compensation plans for Mr. Johnston and Mr. Huber, while Mr. Moone and Mr. Bailey had their incentive bonus program for 1998 determined by the Executive Compensation Committee. Each of the plans applicable to Mr. Huber and Mr. Johnston provided for a set of objective measures of performance, which measures were designed by the President, to focus the attention and effort of these individuals on the success and profitability of the Company. One half of such incentive bonus available depended upon the named executive officer meeting particularized objectives and targets applicable to such person's area of responsibility within the Company. The other half was driven by the same objective measures set forth in Mr. Bailey's incentive plan described below.

     There are four components to the Company's compensation arrangements with the Chief Executive Officer -- base salary, incentive compensation arrangements, QPB, and stock options.

     For 1998, the Chief Executive Officer received a cash raise equal to $28,185 or 7.1%. The salary for 1998 was set in December 1997. Comparison salary data that was made available to the Committee in September 1997 was dated as of April 1997.

     The Committee evaluated his performance and his compensation level based on both objective and subjective measures. The Chief Executive Officer's base salary ranked 12th out of 19 companies of similar size included in an annual salary survey conducted by the National Association of Independent Insurers ("NAII"), which is Mutual's and State Auto P&C's national trade association. These survey participants are not necessarily reflected in the group of companies included in the NASDAQ insurance stocks index reflected on the performance graph below. Of 19 companies in this NAII salary survey, Mr. Bailey's salary for 1998 was approximately 90.9% of the mean base salary for Chief Executive Officers of companies in the same size category as the Company and Mutual. The Executive Compensation Committee believed a 7.1% raise was appropriate in part to keep Mr. Bailey's salary moderately competitive in the marketplace based on this NAII salary survey.

     In setting Mr. Bailey's salary for 1998, besides the salary comparison data, the Committee considered the operating success of the Company to that point in time, the favorable underwriting results, the successful transition of authority to the then relatively new COO and CFO, and comparisons of the Company's performance with that of other publicly traded insurers.

     In addition, the cash Incentive Compensation Plan created by the Executive Compensation Committee in 1995 continued in place for 1998 with a modification as described below due to the fact that one of the peer companies used in the formula was acquired. This plan contemplates a cash bonus, the amount of which depends solely on how the Company's performance compared to a group of five peer companies in two areas: combined ratio and total shareholder return as averaged over three years. Each of the peer companies and State Auto is ranked from 5 to 1 (5 being the best) for each of these criteria and the rank equates to a point level. Thus, the highest point total attainable is 10, the lowest 2. The CEO's total bonus will depend in part on the points State Auto earns.

TOTAL POINTS EARNED  PERCENT OF BONUS EARNED
-------------------  -----------------------
       10-8                    100%
        7-6                     70%
         5                      50%
         4                      20%
        3-2                      0%

     Mr. Bailey's targeted bonus available equals 40% of his annual salary. In addition, the Committee reserved the discretion to award Mr. Bailey a bonus equal to up to 150% of the bonus target or 60% of his annual salary based on a subjective evaluation of his performance in addition to the objective criteria noted above. Mr. Bailey earned a bonus of $242,089 under this plan for 1997, which was paid in 1998. This is the result of the Company's performance achieving the maximum number of points available under the formula described and an additional 20% bonus based on the committee's subjective judgment of his and the Company's performance during 1997. As respects the bonus to be earned for 1998, the Committee has determined that the Company earned a total of 8 points based on the criteria described above, finishing first (5 points) in the combined ratio factor and third (3 points) in the average shareholder return criteria. In addition to the amount determined by the formula described ($170,000), the Committee awarded Mr. Bailey an additional 5% or $21,250 under the discretionary, subjective element of his bonus plan. The Committee felt this additional award was appropriate in light of Mr. Bailey's involvement in acquisitions, including the integration of the companies acquired, and the evident progress in management's succession, among other factors.

              EXECUTIVE COMPENSATION COMMITTEE/STOCK OPTIONS COMMITTEE

              David J. D'Antoni
              William J. Lhota
              George R. Manser

                               PERFORMANCE GRAPH

     The line graph below compares the total return on $100 invested on December 31, 1993, in the Company's shares, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ Index"), and the CRSP Total Return Index for NASDAQ insurance stocks ("NASDAQ Ins. Index"), with dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                          STFC                    NASDAQ INDEX              NASDAQ INS. INDEX
                                                          ----                    ------------              -----------------
12/31/93                                                     100                         100                         100
12/31/94                                                 109.008                      97.752                      94.131
12/31/95                                                 200.931                     138.256                     133.711
12/31/96                                                 210.674                     170.015                     152.418
12/31/97                                                 380.295                      208.58                     223.582
12/31/98                                                 293.716                     293.209                     198.781

                                12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                --------   --------   --------   --------   --------   --------
STFC........................... 100.000    109.008    200.931    210.674    380.295    293.716
NASDAQ Index................... 100.000     97.752    138.256    170.015    208.580    293.209
NASDAQ Ins. Index.............. 100.000     94.131    133.711    152.418    223.582    198.781

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of April 15, 1999, with respect to the only shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Shares:

                                                            AMOUNT AND NATURE
                     NAME AND ADDRESS                         OF BENEFICIAL      PERCENT
                   OF BENEFICIAL OWNER                        OWNERSHIP(1)       OF CLASS
                   -------------------                        ------------       --------
State Automobile Mutual Insurance Company.................     29,078,396          69.1%
  518 East Broad Street
  Columbus, OH 43215

---------------

(1) Mutual exercises sole voting and investment power with respect to such Common Shares.

                              CERTAIN TRANSACTIONS

     The Company and its subsidiaries, State Auto P&C, Milbank, and National, operate and manage their businesses in conjunction with Mutual under a Management Agreement (the "Management Agreement"). Under the Management Agreement, several members of executive management are employees of State Auto P&C, including Messrs. Bailey, Moone, Huber, Dodd and Johnston. Under the Management Agreement, the Midwest Management Agreement (as defined below), and the Farmers Casualty Management Agreement (as defined below), State Auto P&C has the responsibility to oversee its own operations and all operations of Milbank, National, Farmers Casualty (defined below), Mid-Plains (defined below), Mutual and its insurance subsidiary, Midwest Security Insurance Company ("Midwest Security"). It is believed that this arrangement better positions the Company for future growth and development of its business. In addition, some of the same individuals are employees of the Company and are responsible for managing its affairs. Under the Management Agreement, Mutual provides certain facilities, services and non-executive employees to all companies in the group and is reimbursed by the company for whose benefit the expense of the facilities, services and employees was incurred. In addition, as of January 1, 1999, the Company acquired 100% of the outstanding common shares of Farmers Casualty Insurance Company and its wholly owned subsidiary, Mid-Plains Insurance Company ("Farmers Casualty" and "Mid-Plains"). In conjunction with this transaction, State Auto P&C and Mutual entered into a Management Agreement with Farmers Casualty and Mid-Plains (the "Farmers Casualty Management Agreement") pursuant to which State Auto P&C provides executive management services to Farmers Casualty and Mid-Plains with respect to such duties as may be specifically assigned to it by the board of directors of Farmers Casualty and Mid-Plains, respectively. For these services, State Auto P&C would receive a management fee which may not exceed 0.75% of direct written premium of Farmers Casualty or Mid-Plains, as the case may be, subject to Farmers Casualty's and Mid-Plains' performance meeting the performance standard set forth in the agreement.

     In addition, State Auto P&C and Mutual have a separate management agreement with Midwest Security. Under this management agreement, Midwest Security pays State Auto P&C 0.75% of its direct written premium for executive management services. This agreement is also subject to a performance standard.

     In return for the executive management services it provides under the Management Agreement, State Auto P&C receives an annual fee equal to 2% of the five year average annual statutory surplus of each insurance company managed (less statement valuations for managed subsidiaries). However, the management fee from a managed insurer can be withheld if that company does not meet the standards of performance described or incorporated in the Management Agreement, as approved by the boards of directors of the insurers that are a party to it. During 1998, the following companies incurred the following executive management fees to State Auto P&C under the Management Agreement and the Midwest Management
Agreement: Mutual -- $4.8 million; Milbank -- $0.9 million; National -- $0.2 million; and Midwest Security $0.2 million. Based on a review by the Company of other similar arrangements, the Company believes the amount of the management fee charged to each company is similar to what would be charged by an independent third party performing the same service.

     The Management Agreement also addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to the Coordinating Committee. This committee reviews and evaluates the business opportunity using such factors as it considers relevant. Based upon such review and evaluation, this committee then makes recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of

Mutual or its insurer subsidiary and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

     The Management Agreement, the Midwest Management Agreement, and the Farmers Casualty Management Agreement each has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days notice. Any party may also terminate its participation upon events constituting a change of control or potential change of control (as defined in the Management Agreement, the Midwest Management Agreement and the Farmers Casualty Management Agreement) of the Company, or upon agreement of the parties. The agreement is automatically terminated with respect to a party (and only that party) if such party is subject to insolvency proceedings.

     Since January 1987, State Auto P&C and Mutual have participated in an intercompany pooling arrangement, which has been amended from time to time including amendments adding participants to the pooling arrangement and adjusting pooling percentages. Under the terms of the pooling arrangement, State Auto P&C and the other pool participants cede all of their insurance business to Mutual. All of Mutual's property and casualty insurance business is also included in the pooled business. Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. Current parties and their allocated pooling percentages are as follows:
Mutual -- 49%; State Auto P&C -- 37%; Milbank -- 10%, Farmers Casualty -- 3% and Midwest Security -- 1%.

     Stateco Financial Services, Inc. ("Stateco") provides insurance premium finance services to certain policyholders of Mutual, State Auto P&C, and Milbank. Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. On certain large commercial policies, the premium cost may be difficult for a policyholder to pay in one sum. Stateco makes loans to policyholders for the term of an insurance policy to enable them to pay the insurance premium in installments over the term of the policy, and retains a contractual right to cancel the insurance policy if the loan installment is not paid on a timely basis.

     In 1993, Stateco expanded its business activities to include a broader range of financial services. It now undertakes on behalf of Mutual, State Auto P&C, Milbank, National and Midwest Security the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 1998, the following companies incurred the following fees to Stateco:
Mutual -- $3.0 million; State Auto P&C -- $1.7 million; Milbank -- $0.6 million; National -- $90,000; and Midwest Security -- $62,000. As of January 1, 1999, Stateco entered into an investment management agreement with Farmers Casualty and Mid-Plains. The Company believes the fees charged are comparable to those charged by independent investment managers.

     The Company's majority-owned subsidiary, Strategic Insurance Software, Inc. ("S.I.S"), develops and sells software for use by insurance companies and insurance agencies. S.I.S sells its software and software support services to its affiliated insurers and to nonaffiliated entities. In 1998, these affiliates paid $2.0 million to S.I.S for its services and products.

     Mutual has guaranteed the adequacy of State Auto P&C's loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C's December 31, 1990 reserves ($65,463,732) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990 will be reimbursed by Mutual.

     Paul W. Huesman, a director of the Company, is the president and a majority owner of The Huesman-Schmid Insurance Agency, an independent insurance agency licensed to sell insurance products for State Auto P&C, Mutual and National. During 1998, State Auto P&C, National and Mutual paid such insurance agency and its affiliated agencies commissions in the amount of $273,179. Such commissions were determined in the same manner as commissions are determined for other agencies of State Auto P&C, Mutual and National.

     Effective July 1, 1996, the Company and Mutual negotiated a change in their catastrophe reinsurance program and, as part of this change, State Auto P&C became the catastrophe reinsurer for itself, Mutual, Milbank and National, as described below. The amount retained by State Auto P&C, Mutual, Milbank, National, Midwest Security, Farmers Casualty and Mid-Plains (collectively the "State Auto Group") is $40.0 million for each occurrence, an increase of $20.0 million over the prior program. For up to $80.0 million in losses, excess of $40.0 million, traditional reinsurance coverage is provided. In the event the State Auto Group incurs catastrophe losses in excess of $120.0 million, STFC entered into a structured contingent financing transaction with Chase Manhattan Bank ("Chase") to provide up to an additional $100.0 million to be used to cover catastrophe losses. Under this arrangement, in the event of such a loss, STFC would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company ("SPC"), which will borrow the money necessary for such purchase from Chase and a syndicate of other lenders. STFC will contribute to State Auto P&C the proceeds from the sale of its preferred shares. State Auto P&C has assumed catastrophe reinsurance from Mutual, Milbank, National, Midwest Security, Farmers Casualty and Mid-Plains pursuant to a Catastrophe Assumption Agreement in the amount of $100.0 million excess of $120.0 million. State Auto P&C will use the contributed capital to pay its direct catastrophe losses and losses assumed under the Catastrophe Assumption Agreement. State Auto Financial is obligated to repay the SPC (which will repay the lenders) by redeeming the preferred shares over a six-year period. This layer of $100.0 million in excess of $120.0 million has been excluded from the pooling agreement as well by virtue of the Reinsurance Pooling Agreement Amended and Restated effective as of January 1, 1999. In addition, State Auto Financial's obligation to repay Chase has been secured by a Put Agreement among State Auto Financial, Mutual and the Lenders, under which, in the event of a default by STFC as described in the Credit Agreement or in the Put Agreement, Mutual would be obligated to put either the preferred shares or the loan(s) outstanding.

     In December 1997, the Company formed 518 Property Management and Leasing, LLC ("518 PML"), an Ohio limited liability company. 518 PML is currently developing real estate it owns near Nashville, Tennessee on which it is constructing an office building which it plans to lease to Mutual on completion, which is expected to be in early summer 1999. Mutual's current office space in Nashville is leased from a third party; however, that lease expires in June 1999. 518 PML plans to charge Mutual rent that is generally reflective of market rents for similar office space in the area for the space it will be occupying. In addition, State Auto P&C has contributed to 518 PML the office building it owned in Greer, South Carolina which 518 PML has leased to Mutual for its Southern Regional Office facility at a market-based rent. $506,000 was paid under this lease by Mutual in 1998.

     On July 7, 1998, the Company exercised its option pursuant to the Option Agreement dated August 20, 1993, between the Company and Mutual and entered into an Agreement and Plan of Reorganization ("Purchase Agreement") dated July 7, 1998, with Mutual and SAF Acquisition Corporation (a wholly-owned subsidiary of the Company). Pursuant to the Purchase Agreement, the Company acquired 100% of the outstanding shares of Milbank from Mutual. Prior to the transaction, Milbank was a wholly owned subsidiary of Mutual. The transaction was effected through a reverse triangular merger in which approximately 5.1 million Common Shares of the Company were exchanged with Mutual for all the issued and outstanding shares of capital stock of Milbank. This increased Mutual's ownership of the Company to approximately 70% of the outstanding Common Shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Company for its fiscal year ended December 31, 1998, which was the second year of a three year commitment entered into between the Company and Ernst and Young LLP. Accordingly, Ernst & Young LLP has been retained by the Company as its independent public accountants for the fiscal year ending December 31, 1999. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if such representative desires, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in May 2000 must be received by the Company at its principal executive offices for inclusion in the Proxy Statement and form of Proxy on or prior to December 22, 1999. If a shareholder intends to present a proposal at the 2000 Annual Meeting, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2000 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file statements of beneficial ownership of the Company's Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were complied with during 1998 with the following exception: A Form 4 filed on behalf of Terrence Higerd in December 1998 was inaccurate as it failed to include 268 shares acquired in the exercise of a stock option. This Form 4 was corrected in January 1999.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph, and the Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                          JOHN R. LOWTHER
                                          Secretary

                                  DETACH CARD
--------------------------------------------------------------------------------

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert L. Bailey, and in the event he is unable to so act, Robert H. Moone and any one or more of them, Proxies, with full power of substitution, to represent and vote all common shares, without par value, of State Auto Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio on Thursday, May 27, 1999, at 10:00 A.M., EDST, and at any and all adjournments thereof, as specified on the reverse of this Proxy.

    1. ELECTION OF THE FOLLOWING                      WITHHOLD        [ ]
      NOMINEES AS CLASS II DIRECTORS:                 for all Nominees
      FOR all Nominees        [ ]
      (except as marked to the contrary)

             Robert L. Bailey, David J. D'Antoni and William J. Lhota

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) PRINT THE NAMES IN THE SPACE BELOW

   -----------------------------------------------------------------------------

   2. In the discretion of the named proxies, to vote on all other matters that may properly come before the meeting or any adjournment thereof.

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

                        State Auto Financial Corporation

(Continued from the other side)

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1

                                                    [ ] I PLAN TO ATTEND MEETING

                                              Date........................, 1999

                                              ..................................
                                              Signature

                                              ..................................
                                              Signature

                                              Please mark, date and sign as your
                                              name appears above and return in
                                              the enclosed envelope. If acting
                                              as executor, administrator,
                                              trustee, guardian, etc., you
                                              should so indicate when signing.
                                              If the signer is a corporation,
                                              please sign the full corporate
                                              name by a duly authorized officer.
                                              If shares are held jointly, each
                                              stockholder named should sign.